Exhibit 4.19

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCO Partners OLP GP, LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EXCO Partners OLP GP, LLC (the “Company”), is made and entered into effective as of September 29, 2006, by EXCO Resources, Inc., as the sole member of the Company (the “Member”).

W I T N E S S E T H:

WHEREAS, the Member desires to enter into this Limited Liability Company Agreement to set forth the Member’s rights and obligations and other matters with respect to the Company.

NOW, THEREFORE, in consideration of the promises and the covenants and provisions hereinafter contained, the Member hereby adopts the following:

ARTICLE I

ORGANIZATIONAL AND OTHER MATTERS

Section 1.1 Organization; Admission. The Company was organized as a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “DLLCA”) by filing the Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on September 5, 2006. The sole member of the Company is EXCO Resources, Inc.

Section 1.2 Name. The name of the Company is EXCO Partners OLP GP, LLC, and the business of the Company is conducted under such name. The Managers (as defined in Section 5.1 (a)) may, in their sole discretion, change the name of the Company from time to time. In any such event, the Managers shall promptly file or caused to be filed in the office of the Secretary of State of Delaware an amendment to the Certificate reflecting such change of name.

Section 1.3 Limited Liability. Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a member.

Section 1.4 Registered Office and Agent. The address of the Company’s registered office (required by 18-104 of the DLLCA to be maintained in the State of Delaware) shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of the Company’s registered agent at such address is The Corporation Trust Company. The Company’s principal place of business shall be 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251. The Managers may change such registered office, registered agent, or principal place of business from time to time. The Company may from time to time have such other place or places of business within or without the State of Delaware as may be determined by the Managers.

EXCO Partners OLP GP LLC - LLC Agreement

Section 1.5 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

Section 1.6 No State-Law Partnership. The Company shall not be a partnership or a joint venture for any reason other than for United States federal income and state tax purposes, and no provision of this Agreement shall be construed otherwise.

ARTICLE II

PURPOSE AND POWERS

Section 2.1 Purpose of the Company. The purpose of the Company shall be to engage or participate in any lawful business activities in which a limited liability company formed in the State of Delaware may engage or participate.

Section 2.2 Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

ARTICLE III

CONTRIBUTIONS

The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

ARTICLE IV

DISTRIBUTIONS

The Managers shall decide whether and in what amounts the proceeds received by the Company shall be distributed to the Member. All such proceeds distributed to the Member, if any, shall be distributed in proportion to the Member’s funding contribution as provided above.

ARTICLE V

MANAGEMENT OF THE COMPANY

Section 5.1 Manager-Managed.

(a) The affairs of the Company shall be managed by one or more managers, appointed as provided in Section 5.1(c) (each, a “Manager” and collectively, the “Managers”).

(b) The Managers shall manage the affairs of the Company and make all decisions with regard thereto. Any Manager, acting alone, has the authority to act on behalf of, and to bind, the Company.

(c) The number of Managers shall be fixed from time to time by the Member. The Member shall have the right to remove and replace the Managers at any time and for any reason. Any vacancy in any Manager position may be filled by the Member or by the remaining Manager or Managers; and any Manager so chosen shall hold office until (i) removed with or without cause by the Member, (ii) such Manager’s successor shall be duly elected and appointed by the Member or (iii) such Manager’s death, disability or resignation. The number of initial Managers shall be three. The initial Managers will be Douglas H. Miller, Stephen F. Smith and Harold L. Hickey.

Section 5.2 Officers.

(a) Authority to Appoint. The Managers may appoint, and remove with or without cause, such officers of the Company as the Managers from time to time may determine, in their sole and absolute discretion to manage and control the business and affairs of the Company. Such officers need not be Members, and shall have such duties, powers, responsibilities and authority as from time to time may be authorized by the Managers.

(b) Term. Subject to any express term of any written agreement between the Company and any officer approved by the Managers in writing, any officer so appointed by the Managers shall serve in the capacity so appointed until (i) removed with or without cause by the Managers, (ii) such officer’s successor shall be duly elected and appointed by the Managers or (iii) such officer’s death, disability or resignation.

(c) Titles. To the extent appointed by the Managers, the officers of the Company may be a Chairman and Chief Executive Officer, a Vice Chairman and President, one or more Vice Presidents, a Chief Financial Officer, Chief Accounting Officer and Treasurer, a Chief Operating Officer, a Controller, a General Counsel, a Secretary, an Assistant Secretary and such other officers as the Managers may from time to time elect or appoint. Any number of offices may be held by the same person.

(d) Salaries. Subject to any express terms of any written agreement between the Company and any officer approved by the Managers in writing, the salaries or other compensation of the officers and agents of the Company shall be fixed from time to time by the Managers.

(e) Vacancies. Any vacancy occurring in any office of the Company may be filled by the Managers.

(f) Chairman and Chief Executive Officer. Subject to the control of the Managers, the Chairman and Chief Executive Officer shall preside at all meetings of the Company and shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities. The Chairman and Chief Executive Officer may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and may sign all certificates for membership interests of the Company and shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to the Chairman and Chief Executive Officer by the Managers.

(g) Vice Chairman and President. Unless the Managers otherwise determine, the Vice Chairman and President shall act in the place of the Chairman and Chief Executive Officer in the Chairman and Chief Executive Officer’s absence, shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to the Vice Chairman and President by the Managers.

(h) Vice Presidents. In the absence of the Vice Chairman and President, or in the event of the Vice Chairman and President’s inability or refusal to act, a Vice President designated by the Managers shall perform the duties of the Vice Chairman and President, and when so acting shall have all the powers of and be subject to all the restrictions upon the Vice Chairman and President. In the absence of a designation by the Managers of a Vice President to perform the duties of the Vice Chairman and President, or in the event of the Vice Chairman and President’s absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Company shall so act. The Vice Presidents shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to the Vice Presidents by the Managers.

(i) Chief Financial Officer, Chief Accounting Officer and Treasurer. The Chief Financial Officer, Chief Accounting Officer and Treasurer shall have responsibility for the general executive charge, management and control of the financial affairs and business of the Company, shall have custody and control of all the funds and securities of the Company and shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to the Chief Financial Officer, Chief Accounting Officer and Treasurer by the Managers. The Chief Financial Officer, Chief Accounting Officer and Treasurer shall perform all acts incident to the position of Chief Financial Officer, Chief Accounting Officer and Treasurer, subject to the control of the Chairman and Chief Executive Officer and the Managers, and the Chief Financial Officer, Chief Accounting Officer and Treasurer shall, if required by the Managers, give such bond for the faithful discharge of the Chief Financial Officer, Chief Accounting Officer and Treasurer’s duties in such form as the Managers may require.

(j) Chief Operating Officer. The Chief Operating Officer shall have responsibility for the operations of the Company and shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to the Chief Operating Officer by the Managers. The Chief Operating Officer shall perform all acts incident to the position of Chief Operating Officer, subject to the control of the Chairman and Chief Executive Officer and the Managers, and the Chief Operating Officer shall, if required by the Managers, give such bond for the faithful discharge of the Chief Operating Officer’s duties in such form as the Managers may require.

(k) Controller. The Controller shall have the usual powers and duties pertaining to the Controller’s office, together with such other powers and duties as from time to time may be designated in this Agreement or assigned to the Controller by the Chairman and Chief Executive Officer or the Managers.

(l) General Counsel. The General Counsel shall have the usual powers and duties pertaining to the General Counsel’s office, together with such other powers and duties as from time to time may be designated in this Agreement or assigned to the General Counsel by the Chairman and Chief Executive Officer or the Managers.

(m) Secretary. The Secretary shall keep the minutes of all actions or consents by the Managers, in books provided for that purposes and shall attend to the giving and serving of all notices. The Secretary may in the name of the Company affix the seal of the Company (if any) to all contracts of the Company and attest the affixation of the seal of the Company thereto and may sign with the other appointed officers all certificates for membership interests of the Company. The Secretary shall have charge of the certificate books, transfer books and stock ledgers and such other books and papers as the Managers may direct, all of which shall at all reasonable times be open to inspection of the Managers upon application at the office of the Company during business hours. The Secretary shall have such other powers and duties as designated in this Agreement and as from time to time may be designated in this Agreement or assigned to the Secretary by the Managers, and he shall in general perform all acts incident to the office of Secretary, subject to the control of the Chairman and Chief Executive Officer and the Managers.

(n) Assistant Secretary. The Assistant Secretary shall have the usual powers and duties pertaining to the Assistant Secretary’s office, together with such other powers and duties as from time to time may be designated in this Agreement or assigned to the Assistant Secretary by the Chairman and Chief Executive Officer or the Managers. The Assistant Secretary shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

(o) Action with Respect to Securities and Membership Interests of Other Corporations. Unless otherwise directed by the Managers, the Chairman and Chief Executive Officer, the Vice Chairman and President and each Vice President shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of holders of voting securities or interests held by the Company of or with respect to any action of holders of voting securities or interests of any other corporation or other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which this Company may possess by reason of its ownership of or voting securities or interest in such other corporation or other entity.

Section 5.3 Other Activities. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of the Member to engage in or derive profit or compensation from any other activities or investments.

ARTICLE VI

INDEMNIFICATION

Section 6.1 The Company shall indemnify any person who was, is, or is threatened to be made a party to a Proceeding (as hereinafter defined) by reason of the fact that such person (i) is or was a member, Manager or officer of the Company or (ii) while a member, Manager or officer of the Company, is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DLLCA, as the same now exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any member, Manager or officer who is a member, Manager or officer of the Company while this Article VI is in effect. Any repeal or amendment of this Article VI shall be prospective only and shall not limit the rights of any such member, Manager or officer or the obligations of the Company with respect to any claim arising from or related to the services of such member, Manager or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VI. Such right shall include the right to be reimbursed by the Company for expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DLLCA, as the same now exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DLLCA, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Managers or any committee thereof, independent legal counsel or members) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Company (including its Managers or any committee thereof, independent legal counsel or members) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of such person’s heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, resolution of the members, Managers or officers, agreement, or otherwise.

Section 6.2 The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by applicable law.

Section 6.3 As used herein, the term “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE VII

TRANSFERABILITY OF MEMBERSHIP INTERESTS

The Member may assign all or any portion of such Member’s interest in the Company at any time. Upon any such assignment, the assignee shall succeed to the rights and obligations of the Member in respect of its interests in the Company so transferred and (i) upon the assignment of 100% of the outstanding interest in the Company held by a single member to one or more assignees, each such assignee shall become a member of the Company and (ii) upon any other assignment of an interest in the Company, such assignee shall become a member in the Company upon the consent of all members other than the assigning member or, if the assigning member shall be the sole member immediately prior to such assignment, upon the consent of such assigning member. Notwithstanding anything to the contrary contained herein, no such transfer of a member’s interest in the Company shall operate to dissolve the Company. Any such transfer of the Member’s interest in the Company shall be memorialized by or at the direction of the Managers in the books and records of the Company.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution. The Company shall be dissolved upon the occurrence of any dissolution event specified in the DLLCA; provided, that notwithstanding the foregoing, the Company shall not dissolve upon the occurrence of any of the events described in Section 18-801(a)(4) of the DLLCA (including, without limitation, the death or bankruptcy of the Member).

Section 8.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a Certificate of Cancellation of the Company under the DLLCA have been filed in the office of the Secretary of State of the State of Delaware.

Section 8.3 Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Managers, who shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(a) first, to the creditors of the Company, including creditors who are members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(b) thereafter, to the Member.

Section 8.4 Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed in the office of the Secretary of State of the State of Delaware.

ARTICLE IX

AMENDMENT

This Agreement may be amended or modified only by a written instrument executed by the Member. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary